Exhibit 3.1

ARTICLES OF AMENDMENT

OF

AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

CARRAMERICA REALTY CORPORATION

CarrAmerica Realty Corporation, a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland (the “Corporation”), and having The Corporation Trust, Incorporated as its resident agent located at 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessment and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking in its entirety Section 6.3 and by inserting in lieu thereof the following:

“Section 6.3 Election and Term of Directors. The term of each director shall expire at the annual meeting of the stockholders to be held in 2004, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation. At such meeting and each subsequent annual meeting of the stockholders of the Corporation, successors to each of the directors shall be elected to hold office for a term expiring at the next annual meeting of the stockholders, with each director to hold office until his successor shall be elected and qualified. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

SECOND: On February 6, 2003, the board of directors of the Corporation unanimously approved and adopted a resolution which sets forth the foregoing amendment and declared it is advisable, and directed that the foregoing amendment be submitted for consideration at the 2003 annual meeting of the stockholders of the Corporation.

THIRD: Notice of the 2003 annual meeting of stockholders of the Corporation to, among other things, take action on certain proposals, including the foregoing amendment, was given to each stockholder entitled to vote on the foregoing amendment.

FOURTH: The stockholders of the Corporation duly approved the foregoing amendment to the charter of the Corporation at the 2003 annual meeting of the stockholders of the Corporation held on May 1, 2003.

IN WITNESS WHEREOF, CarrAmerica Realty Corporation has caused these Articles of Amendment of Amendment and Restatement of Articles of Incorporation to be signed in its name and on its behalf by its Managing Director, General Counsel and Corporate Secretary and attested by its Assistant Secretary on May 30, 2003. The undersigned hereby certifies, under penalties of perjury, that to the best of his or her knowledge, information and belief the matters and facts set forth herein are true and correct in all material respects.

CARRAMERICA REALTY CORPORATION

By: /s/ Linda A. Madrid
		Name:	Linda A. Madrid
		Title:	Managing Director, General Counsel and Corporate Secretary
Attest:	/s/ Ann Marie Pulsch

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